EXHIBIT 10.20e

                     ESTERLINE TECHNOLOGIES CORPORATION
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              CORPORATE MANAGEMENT INCENTIVE COMPENSATION PLAN
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                              FISCAL YEAR 1999
                              ----------------


PURPOSE OF PLAN
---------------

This Plan is intended to reward eligible officers and key employees of Esterline's corporate staff for successful management in fiscal year 1999. It is believed that the Plan will provide incentives to put forth maximum efforts to employ Esterline's assets effectively.

MEMBERSHIP IN PLAN
------------------

Officers and key employees of the Esterline corporate staff shall be eligible for membership in the Plan after appointment and return of a signed acceptance of the appointment letter.

The Plan may be modified, amended or terminated at any time; but any such modification, amendment or termination shall not, without a member's written consent, affect his/her incentive compensation accrued prior to such modification, amendment or termination of the Plan. Nothing in this Plan limits Esterline from exercising the right to terminate an employee at any time for any reason.

TERMS AND CONDITIONS
--------------------

1. Individual participant's payouts will vary from 5% to 60%, as stipulated in his/her appointment letter, of fiscal year-end 1999 salary. These target nomination awards will be earned if earnings per share of $1.70 are achieved.

2. Actual earnings per share will be as audited before extraordinary items for the year ending October 31, 1999.

3. Awards will be pro-rated for performance and will be interpolated on the following basis.

             EPS                               Award
             ---                               -----

      Below $1.70                   Pro-rata share of target award
      At $1.70 performance          100% of target award
      120% or more of $1.70         150% of target award

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4.    Actual individual payouts earned from earnings per share computations are limited to 150% of target nomination.

5. If directed, computed awards for officers may be further adjusted, up or down, by the Compensation & Stock Option Committee of the Board of Directors by an amount not to exceed greater than 25% of the computed award or target award for the Plan, whichever is greater.

6. Payout of awards will be no later than March 1, 1999 if the auditors have issued an opinion; otherwise payout is delayed until an opinion is issued for FY 1999.

7. If a Plan member is terminated for any reason other than retirement, or death or disability prior to the end of fiscal 1999, he/she shall not receive the benefits provided by the Plan. (However, Esterline retains the right to grant a pro-rata award to a terminated employee, based upon salary earned prior to termination, except those terminated for cause.)

      a. If the company in its sole discretion specifically determines that the employment of a Plan member has been terminated prior to the end of such fiscal year because of retirement or disability, the Plan member will be paid a pro-rata amount based on the time he/she was a Plan member prior to his/her termination for disability.

      b. For any Plan member who dies prior to the end of Esterline's fiscal 1999, a pro-rata amount based on the time he/she was a Plan member prior to the date of death will be paid to his/her estate.

8. An employee who becomes a Plan member as of a date after the beginning of Esterline's fiscal 1999 will be paid a pro-rata amount based on the time the employee participates in the Plan.


/s/ Wendell P. Hurlbut
------------------------
Wendell P. Hurlbut
Chairman and Chief Executive Officer


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